UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2008

CAPITAL CITY ENERGY GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-140806	20-5131044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8351 North High Street ▪ Suite 101 Columbus, Ohio	43235
(Address of principal executive offices)	(Zip Code)

614-310-1614
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ⁭ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CAPITAL CITY ENERGY GROUP, INC.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 8, 2008, Capital City Energy Group, Inc. (the “Company”) and our Chief Financial Officer, Mr. David Beule agreed to a separation of Mr. Beule's services, effectively immediately. Additionally, on September 8, 2008, Mr. Beule resigned as a director of the Company. There were no known disagreements with Mr. Beule on any matters relating to our operation, policies or practices. Mr. Beule did not hold any positions on any of the committees of the Board of Directors.

As of September 8, 2008, the Company engaged Mr. Douglas B. Crawford, age 46, to act as our Chief Accounting Officer. Mr. Crawford will begin his duties effective immediately. Also, as of September 8, 2008, the Company named Mr. Daniel Coffee to act as President, in addition to holding the office of chief Operating Officer. There are no material plans, contracts or arrangements to which a covered officer is a party.

There are no family relationships that exist between Mr. Crawford and any other officer or director of the Company.

Mr. Crawford was recently a partner in Imadex, a start-up company engaged in selling document-imaging solutions to small and mid-sized businesses. Prior to that, beginning in 1995, Mr. Crawford was the chief financial officer of Ports Petroleum Company, a $750 million wholesaler and retailer of petroleum products with more than 80 locations in 15 states and wholesale clients in 20 states. During his tenure with that company, Mr. Crawford directed all aspects of corporate finance, including establishing financial strategy and creating 5 years budgets. Mr. Crawford also supervised approximately 30 employees performing accounts payable/receivable, payroll, HR, IT, general ledger, monthly reporting and taxes.

Mr. Crawford is a graduate of Kent State University with a Bachelor of Business Administration in Accounting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 12, 2008	Capital City Energy Group, Inc.

By: /s/Timothy W. Crawford
Timothy W. Crawford
Chief Executive Officer